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                                                                      EXHIBIT 23


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors
Claremont Technology Group, Inc. and Subsidiaries

We consent to incorporation by reference in the registration statement (No. 333-28161) on Form S-8 of Claremont Technology Group, Inc. of our report dated August 14, 1997, relating to the consolidated balance sheets of Claremont Technology Group, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Claremont Technology Group, Inc.



                                                           KPMG PEAT MARWICK LLP

Portland, Oregon,
September 19, 1997